EX-FILING FEES

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate amount of the securities to which the prospectus relates is $989,000.00. The prospectus is a final prospectus for the related offering.